Exhibit 99.2

Global Houghton Ltd. and Subsidiaries

Condensed Consolidated Financial Statements

as of June 30, 2019 and December 31, 2018 and

for the three and six months ended June 30, 2019 and 2018

Global Houghton Ltd.

Table of Contents

Pages
FINANCIAL INFORMATION

Financial Statements (unaudited):

Condensed Consolidated Statements of Operations	3

Condensed Consolidated Statements of Comprehensive Income (Loss)	4

Condensed Consolidated Statements of Financial Position	5

Condensed Consolidated Statements of Cash Flows	7

Condensed Consolidated Statements of Changes in Equity	8

Notes to Condensed Consolidated Financial Statements	9

Global Houghton Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of U.S. Dollars)

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
Net sales	$203,681	$222,434	$403,491	$441,058
Cost of goods sold	136,020	149,551	270,478	296,619
Gross profit	67,661	72,883	133,013	144,439

Selling, general and administrative expense	52,894	58,348	107,231	115,680
Restructuring	3	-	6	10
Other operating (income) expense	(203)	168	(187)	288
Operating income	14,967	14,367	25,963	28,462

Other (expense) income, net	(1,176)	(15)	258	(143)
Interest expense, net	(14,028)	(14,151)	(27,869)	(27,400)
(Loss) income before income taxes and equity in net income of investee	(237)	201	(1,648)	919
Income tax (benefit) expense	(985)	(411)	(4,548)	351

Net income before equity in net income of investee	748	612	2,900	568
Equity in net income of investee	1,346	1,391	2,741	3,634

Net income	$2,094	$2,003	$5,641	$4,202

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Global Houghton Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Thousands of U.S. Dollars)

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
Net income	$2,094	$2,003	$5,641	$4,202
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	110	(29,755)	(846)	(18,308)
Total other comprehensive income (loss)	110	(29,755)	(846)	(18,308)

Comprehensive income (loss)	$2,204	$(27,752)	$4,795	$(14,106)

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Global Houghton Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Thousands of U.S. Dollars except share and per share amounts)

	(Unaudited)
	June 30,	December 31,
	2019	2018
ASSETS

Current Assets:
Cash and cash equivalents	$41,827	$49,364
Restricted cash	217	45
Accounts receivable, net	159,461	153,713
Inventories	88,290	87,437
Prepaid expense and other assets	26,911	24,054
Total current assets	316,706	314,613

Property, plant and equipment, net	74,123	75,824

Goodwill	260,885	260,583
Customer relationships and other intangible assets, net	304,394	324,951
Investment in equity investee	39,137	43,641
Non-current deferred tax assets	219	219
Other non-current assets	740	728
TOTAL ASSETS	$996,204	$1,020,559

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Global Houghton Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Thousands of U.S. Dollars except share and per share amounts)

	(Unaudited)
	June 30,	December 31,
	2019	2018
LIABILITIES AND EQUITY

Current Liabilities:
Current portion of long-term debt	$501,250	$510,540
Short-term debt	8,431	10,904
Accounts payable	80,573	81,084
Accrued employee related costs	19,398	28,309
Other current liabilities	23,054	26,679
Total current liabilities	632,706	657,516

Long-term debt	199,261	198,523

Other non-current liabilities:
Liability for pension benefits	26,920	28,817
Noncurrent deferred tax liabilities	42,352	45,433
Other non-current liabilities	40,720	40,820
Total other non-current liabilities	109,992	115,070

TOTAL LIABILITIES	941,959	971,109

Commitments and Contingencies (Note 18)

Redeemable Stock	9,267	9,267

Equity:
Global Houghton Ltd. Shareholder's equity
Common Stock - par value $0.01 per share; 5,000,000 authorized; 3,142,952 issued and 3,113,995 outstanding at June 30, 2019 and December 31, 2018	31	31
Additional paid-in capital	302,785	302,785
Accumulated deficit	(128,640)	(134,281)
Accumulated other comprehensive loss	(128,405)	(127,559)
Treasury stock - at cost; 24,502 shares at June 30, 2019 and December 31, 2018	(793)	(793)
TOTAL SHAREHOLDER'S EQUITY	44,978	40,183

TOTAL LIABILITIES AND EQUITY	$996,204	$1,020,559

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Global Houghton Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of U.S. Dollars)

(Unaudited)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,641	$4,202
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	26,399	27,780
Non-cash debt discount/issuance cost amortization	2,219	2,987
Loss (gain) on disposal of property, plant, and equipment	16	(76)
Equity in net income of investee, net of dividends received	2,620	1,913
Pension benefits	(1,929)	(2,632)
Stock compensation expense	75	784
Deferred income taxes	(3,102)	(5,614)
Changes in operating assets and liabilities, net:
Decrease (increase) in due to/from affiliate	69	(23)
Increase in receivables, net	(5,436)	(12,196)
Increase in inventories	(625)	(8,900)
(Increase) decrease in other assets	(2,150)	353
(Decrease) increase in accounts payable	(754)	6,670
Decrease in other liabilities	(14,186)	(18,421)
Net cash provided by (used in) operating activities	8,857	(3,173)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(3,696)	(2,819)
Proceeds from disposal of property, plant and equipment	105	548
Net cash used in investing activities	(3,591)	(2,271)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term debt	(2,462)	(7,263)
Repayments of long-term debt	(10,110)	(2,275)
Repayments on capital lease obligations	-	(6)
Net borrowings on revolver	-	11,000
Net cash (used in) provided by financing activities	(12,572)	1,456
Net decrease in cash and cash equivalents, restricted cash	(7,306)	(3,988)
Effect of exchange rate changes on cash and cash equivalents, restricted cash	(59)	(1,076)
BEGINNING CASH AND CASH EQUIVALENTS, RESTRICTED CASH	49,409	65,733
ENDING CASH AND CASH EQUIVALENTS, RESTRICTED CASH	$42,044	$60,669

Supplemental Cash Flow Information:
Cash paid for taxes, net of refunds	$5,507	$7,812
Cash paid for interest	$25,755	$24,477

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Global Houghton Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Thousands of U.S. Dollars except share and per share amounts)

(Unaudited)

					Accumulated
	Common Stock		Additional		Other
		Par	Paid-in	Accumulated	Comprehensive	Treasury	Treasury
	Shares	Value	Capital	Deficit	Income (Loss)	Shares	Stock	Total
Balance at December 31, 2017	3,113,995	$31	$303,505	$(133,835)	$(100,898)	24,502	$(793)	$68,010

Net income	-	-	-	2,199	-	-	-	2,199
Redeemable stock market adjustment	-	-	(125)	-	-	-	-	(125)
Other comprehensive income	-	-	-	-	11,447	-	-	11,447

Balance at March 31, 2018	3,113,995	$31	$303,380	$(131,636)	$(89,451)	$24,502	$(793)	$81,531

Net income	-	-	-	2,003	-	-	-	2,003
Other comprehensive loss	-	-	-	-	(29,755)	-	-	(29,755)

Balance at June 30, 2018	3,113,995	$31	$303,380	$(129,633)	$(119,206)	$24,502	$(793)	$53,779

Balance at December 31, 2018	3,113,995	$31	$302,785	$(134,281)	$(127,559)	$24,502	$(793)	$40,183

Net income		-	-	3,547	-	-	-	3,547
Other comprehensive loss	-	-	-	-	(956)	-	-	(956)

Balance at March 31 2019	3,113,995	$31	$302,785	$(130,734)	$(128,515)	$24,502	$(793)	$42,774

Net income	-	-	-	2,094	-	-	-	2,094
Other comprehensive Income	-	-	-	-	110	-	-	110

Balance at June 30, 2019	3,113,995	$31	$302,785	$(128,640)	$(128,405)	$24,502	$(793)	$44,978

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Global Houghton Ltd.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of U.S. Dollars, except share and per share amounts)

(Unaudited)

1.	Summary of Significant Accounting Policies

Background and Basis of Presentation

Global Houghton Ltd. (the ”Company,” “Houghton,” “we,” “us’” or “our”) is a global supplier of industrial fluids and chemical management services, primarily for the metalworking industry through its wholly-owned subsidiaries. The principal markets for the Company’s products and services are the Americas, Europe, the Middle East and Africa (together, “EMEA”), North Asia and South Asia.

The Company is a Cayman Island corporation that was formed in February 2014 and is a member of the Hinduja group of companies. In August 2014, GHG London Limited (“GHG”), a private limited company organized under the laws of England and Wales and parent company to GHG Lubricants Ltd Holdings (“GHG Lubricants”), GH Holdings Inc. (“GH”) and Houghton International, Inc. and subsidiaries (“HII”), was contributed to the Company through a series of transactions.

In July 2015, the Company conducted an exchange offer which allowed certain management holders of GH common stock, stock options and stock appreciation rights to exchange their shares and options for a like number of common stock, stock options and stock appreciation rights in Houghton. As of June 30, 2019 and December 31, 2018, these shares represented 1.28% of the total outstanding shares of Houghton.

Investments in entities over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method of accounting. All significant intercompany transactions and balances have been eliminated.

The Financial Accounting Standards Board’s (“FASB’s”) guidance regarding the consolidation of certain Variable Interest Entities (“VIEs”) generally requires that assets, liabilities and results of the activities of a VIE be included in the financial statements of the enterprise that is considered the primary beneficiary. The financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained and would include any VIEs if the Company was the primary beneficiary pursuant to the provisions of the applicable guidance. The Company is not the primary beneficiary of any VIEs.

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments necessary, which are of a normal recurring nature, have been made for a fair statement of the financial position, results of operations and cash flows for the interim periods.

The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes of the Company for the year ended December 31, 2018. The interim period results are not necessarily indicative of the results to be expected for the full year.

Investments in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are included at cost plus its equity in undistributed earnings in accordance with the equity method of accounting and reflected as investment in equity investee in the balance sheets. During the six months ended June 30, 2019 and 2018 the Company received $5,361 and $5,547, respectively from the unconsolidated joint venture.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make extensive estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

Changes in Classifications

Certain reclassifications of prior period amounts have been made to conform to current period presentation.

Global Houghton Ltd.

Revenue Recognition

Sales of products and services are recorded (i) upon shipment if title passes to the customer upon shipment, or upon delivery if title passes to the customer upon delivery or when services are rendered, (ii) when persuasive evidence of an arrangement exists with the customer, (iii) when the sales price is fixed and determinable, and (iv) when the collectability of the sales price is reasonably assured. Revenue is recognized net of discounts and allowances, which are comprised of trade allowances, cash discounts and sales returns and value added tax. Freight costs and any directly related costs of shipping finished product to customers are recorded in Cost of goods sold. Billings to customers for shipping fees are included in net sales in accordance with ASC 605-45. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper. Handling costs are recorded in Cost of goods sold. For consigned inventory, revenue is recognized after the customer has consumed consignment inventory in their manufacturing process. Consigned inventory mainly relates to our Fluidcare and Metal Finishing businesses, in which our inventory is maintained at customer locations for use as needed in their manufacturing processes.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents represent cash in banks and cash equivalents, which includes highly liquid short-term investments and bank drafts with original maturities of three months or less. Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are recorded as restricted cash. Such restriction on cash is primarily a result of certain foreign retirement benefits and social plans, taxes, security deposits, and bank drafts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are reported at the gross outstanding amount adjusted for an allowance for doubtful accounts. Accounts receivable collectability is evaluated using a combination of factors, including past due status based on contractual terms, trends in write-offs, the age of the receivable, industry, country specific economics and political conditions and counterparty creditworthiness. Significant events, such as bankruptcies, are also considered. Accounts receivables are written off in the period in which the receivable is deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when amounts are collected.

Inventories

The Company accounts for inventories under the first-in, first-out (“FIFO”) method, stated at the lower of cost or net realizable value.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and presented net of accumulated depreciation. Significant expenditures which extend the useful lives of existing assets are capitalized. Maintenance and repair costs are charged to Cost of goods sold in the period incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Asset Class	Useful Lives
Land and buildings
Buildings	10-40 years
Buildings and improvements	3-15 years
Machinery and equipment
Manufacturing machinery and equipment	3-25 years
Furniture and fixtures	5-7 years
Leasehold improvements	Lesser of lease term or estimated useful life
Vehicles and computer equipment	3-5 years

Property, plant and equipment is tested for recoverability whenever events or changes in circumstances indicate that carrying values may not be recoverable. An impairment loss would be recognized if the carrying amount is not recoverable and exceeds the fair value of the asset. Fair value is based on estimated future discounted cash flows. During 2018, an impairment loss of $837 was recognized. $810 related to JDE system implementation project that was halted and $27 related to a decrease in value of the Company’s Rouen Site.

Global Houghton Ltd.

The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in Other expense, net in the period of sale.

Goodwill, Intangible Assets and Other Long-Lived Assets

Goodwill represents the excess of the purchase price paid over the fair value of the identifiable net assets acquired in a business combination. Goodwill and other indefinite-lived intangible assets that are not subject to amortization are reviewed for impairment annually as of October 1 or when events or circumstances indicate that the carrying amount exceeds the fair value, including potential triggering events such as decline in actual or projected operating profits. Each of our operating segments represents a reporting unit.

The Company assesses goodwill for impairment by first comparing the carrying value of each reporting unit to its fair value using a market approach. In determining the fair value of the Company's reporting units, the Company considered the terms of the pending Quaker transaction (Note 2, Business Acquisitions and Divestitures) and determined use of the market approach most appropriate for determination of fair value. The estimate of reporting unit fair values under the market approach is derived from estimates of fair value based on market multiples of revenue and earnings derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit. The Company also considered the Quaker acquisition terms to corroborate the reporting units valuations, reconciling the aggregate estimated fair value of its reporting units to the implied Company enterprise value, including consideration of a control premium representing the estimated amount a market participant would pay to obtain a controlling interest. If the fair value is less than the carrying value, then the Company would perform a second test for that reporting unit to determine the amount of impairment loss, if any. The Company believes these assumptions are consistent with those a hypothetical market participant would utilize given the circumstances present at the time estimates were made.

As of October 1, 2018, the Company performed a valuation of goodwill and indefinite-lived intangible assets to test for impairment. The carrying value of goodwill and indefinite-lived intangibles were not impaired through the date of the impairment test nor were there any events or circumstances that indicated the carrying amount exceeded the fair value. We believe the estimates and assumptions used in the goodwill impairment assessment are reasonable and based on available market information, including assumptions regarding foreign currency movement, but variations in any of the assumptions could result in materially different calculations of fair value and determination of whether or not an impairment charge is indicated.

Other acquired intangible assets are initially measured based on their fair value.  The Houghton trade name has been assigned an indefinite life due to the over 150-year history of the Houghton brand. As of October 1, 2018, the Company performed its annual impairment test, using the relief-from-royalty method. There were no events or circumstances that indicated that the carrying amount exceeded fair value. Finite-lived intangible assets are amortized over their economic lives based on terms of the economic benefit as follows:

Intangible Asset	Useful Lives
Trade name (Houghton)	Indefinite
Trade name (Products)	2-20 years
Technological know-how	9-15 years
Customer relationships	11-13 years

Long-lived assets subject to amortization are reviewed for impairment using the relief-from-royalty method when events or circumstances indicate carrying amounts may not be recoverable.  If such analysis indicates that the carrying value of these assets is not recoverable, then the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operations.

Leases

The Company has both capital and operating leases. A lease is capitalized as a capital lease if any of the following criteria are met: transfer of ownership to the lessee by the end of the lease term; the lease contains a bargain purchase option; the lease term is equal to 75% or greater of the asset’s useful economic life; or the present value of the future minimum lease payments is equal to or greater than 90% of the asset’s fair market value. Capital leases are capitalized at the lower of the net present value of the total amount of rent payable under the leasing agreement (excluding finance charges) or fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with our normal depreciation policy for tangible fixed assets, but not exceeding the lease term. Operating lease expense is recognized over the life of the lease on a straight line basis.

Global Houghton Ltd.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The deferred tax assets and liabilities are recorded as either a non-current asset or non-current liability on a net basis for each tax jurisdiction. The effect upon deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date.

Significant judgment is required in determining income tax provisions and evaluating tax provisions under the accounting guidance for income taxes. The Company establishes additional provisions for income taxes based upon the technical merits of the tax positions using applicable accounting guidance. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more-likely-than-not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. Interest accrued related to unrecognized tax benefits and income tax related penalties are both included as a component of the provision for taxes and adjust the income tax provision, the current tax liability and deferred taxes in the period of which the facts that give rise to a revision become known.

The Company follows the accounting guidance for income taxes that prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, the guidance provides rules on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Environmental and Legal Liabilities and Expenditures

Liabilities are recorded when the Company determines that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If no amount in the possible range of liability is considered a better estimate than any other amount, the Company records the lowest amount in the range. Due to the nature of the monitoring requirements and the impact of remediation efforts, the Company has a policy of reserving monitoring costs for a period of three to five years. Any activity beyond that period cannot be reasonably estimated. Considering the magnitude of the reserves and duration of the accrual policy, liabilities are not recorded at a discount. Environmental expenditures are included in Selling, general and administrative expenses.

Asset Retirement Obligation

The Company follows the FASB’s guidance regarding asset retirement obligations, which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. Also, the Company follows the FASB’s guidance for conditional asset retirement obligations (“CARO”), which relates to legal obligations to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. At June 30, 2019 and December 31, 2018, the exposure to such obligations is immaterial to the Company.

Foreign Currency Translation

Substantially all non-U.S. subsidiaries and affiliates use the local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars at the exchange rate at the end of the period and revenues and expenses are translated into U.S. dollars at the average exchange rates during the period. Such adjustments are reported, net of their related tax effects, as a component of Accumulated other comprehensive income (loss) (“AOCI”).

Global Houghton Ltd.

Assets and liabilities denominated in currencies other than the local currency are remeasured into the local currency prior to translation into U.S. dollars and the resultant exchange gains or losses are recorded in the period in which they occur. Gains and losses from remeasurement and foreign currency transactions are included in Other expense, net, except for those covered by net investment hedges or resulting from the dissolution of holding companies, which are recorded to AOCI.

Fair Value Measurements

The Company values certain financial and nonfinancial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement dates (exit price). The Company uses various valuation techniques to measure the fair value of an asset or liability incorporating inputs that are observable, independent market data and unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability.

The Company classifies fair value measurements within one of three levels on the fair value hierarchy. The level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities for which quoted prices are accessible at the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are either directly or indirectly observable. These include quoted prices in active markets for similar assets or liabilities or quoted prices in inactive markets for identical assets or liabilities accessible at the measurement date.

Level 3 – unobservable inputs that management believes are predicated on the assumptions market participants would use to measure the asset or liability at fair value.

The Company values pension assets, stock-based compensation liability and management shares under the fair value guidelines. The details of the fair value measurements and required disclosures are included within Note 3 – Stock-based Compensation.

Credit Concentrations

Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments with potential credit risk include cash and cash equivalents, accounts receivable and bank drafts.

The Company maintains cash and cash equivalents and bank drafts with various major financial institutions which provides potential credit risk exposure. The Company has not experienced losses from this activity. Concentrations of credit risk with respect to receivables are generally limited with no individual customers in excess of 5% of total revenue.

Restructuring

Actions associated with restructuring plans include, but are not limited to, workforce reduction, plant or facility closures and sales. Costs associated with these actions may include, but are not limited to, employee severance, accelerated post-employment benefits, plant deactivations and asset impairments.

Post-employment benefits accrued for workforce reduction related to restructuring activities are recorded in the period which a liability is incurred, except for one-time employee termination benefits that are incurred over time. Other restructuring costs are recorded when the costs are incurred. Restructuring reserves are included in Other current liabilities. Reserves are reviewed at least quarterly for adequacy and any necessary adjustments are recorded in the period the adjustment is determinable. Should the actual amounts differ from estimates, the amount of the restructuring costs could be materially impacted.

Global Houghton Ltd.

Debt Issuance Costs

The Company presents debt issuance costs in the balance sheet as a direct deduction from the carrying amount of the corresponding debt liability, consistent with the presentation of debt discounts.

Employee Benefit Plans

The Company applies the recognition and disclosure provisions of the accounting rules on pensions. This standard requires employers to recognize the funded status (i.e., the difference between the fair value of the plan assets and projected benefit obligation) of all Pension Plans in the Statements of Financial Position, with corresponding adjustments to AOCI. The adjustments of AOCI at adoption represents the net unrecognized actuarial gains and losses, prior service costs and unrecognized transition amounts which were previously netted against the plan's funded status pursuant to prior accounting provisions. This amount will be subsequently recognized as the net pension (income) expense in accordance with the Company's accounting policy for amortizing such amounts. Further, unrecognized actuarial gains and losses, prior service costs and unrecognized transaction amounts that arise in subsequent periods and are not recognized as net pension (income) expense in the same periods will be recognized as a component of AOCI.

As of June 30, 2019, the Company contributes to one multiemployer defined benefit pension plan under the terms of the collective bargaining union contracts. The Company’s contribution rate to the multiemployer pension plan is specified in the collective bargaining union contracts and contributions are made monthly.

Stock-based Compensation

On October 16, 2013, the Board of Directors of GH approved the Stock Option Plan (“the GH Plan”) that provided for GH to grant stock-based compensation to their employees in the form of stock options based on service and performance vesting over a five year term. On July 16, 2014, GH amended and restated the Plan to authorize the Company to grant stock appreciation rights (“SARs”) to employees. A SAR is the right to receive upon exercise, shares of Houghton common stock equal in value to the excess of: (i) the Fair Market Value (as of the time of exercise) of a share of Houghton common stock, over (ii) the SAR Base Value (defined as grant date fair value of a share of Houghton common stock) per share of common stock. This difference is often referred to as the “spread amount” or the amount by which the SAR is “in the money.” A SAR confers the same economic benefit and provides the same number of shares to a holder of a SAR as the net exercise of a stock option by an optionee. The service based SARs vest at a rate of 20% per year while performance based SARs vest based on annual and cumulative targets, both awards having a contractual term of ten years.

In July 2015, the Company conducted an exchange offer which allowed holders of GH stock options and SARS to exchange their options for a like number of share options in Houghton (“Exchange Offer”). In conjunction with the exchange, the Board of Directors approved the Global Houghton Ltd. Share Option and Share Appreciation Rights Plan (“the Houghton Plan”). The awards granted with performance vesting are deemed granted upon approval of the targets, which occurs annually, generally in the first quarter of each plan year. The number of shares of Houghton common stock that were reserved for issuance under the Houghton plan at June 30, 2019 was 96,209.

Subsequent to the Exchange Offer, the Company demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six month holding period for recipients of stock-based awards. This intent triggered liability accounting for stock-based compensation, which requires outstanding options and SARS to be classified as liability-based awards and valued at fair value. The liability is remeasured and adjusted until the options are exercised, expire, or payment is made to the employees. The stock-based compensation liability is included in Other non-current liabilities and was $29,722 and $29,874 at June 30, 2019 and December 31, 2018, respectively. Compensation expense of stock-based awards is recognized over the applicable vesting period based upon fair value at the reporting period, and subsequent fair value adjustments to the corresponding liability recorded through compensation expense. The Company records stock-based compensation expense in Selling, general and administrative expense. Upon exercise, the Company will record an income tax windfall or shortfall by comparing the tax deduction realized with the expected benefit recorded as a deferred tax asset. These income tax windfalls and shortfalls are recorded as a component of income tax expense.

The service based options vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years. As of June 30, 2019, all performance based options and SARS are fully vested. The awards granted contain a put option, which gives the recipient the ability to sell vested shares back to the Company upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability, or retirement); initial public offering; change in control; or 10 years and 9 months from the associated option or SAR grant date. There are instances where the Company will extend the put option terms to maintain compliance with debt covenants, which place an annual limit on the amount of such payouts that can be made. The shares put to the Company will be valued at fair market value as of the date of the contingent event, except for the trigger related to potential termination. Contingent events triggering the ability to put the shares include the passage of time.

Global Houghton Ltd.

The awards granted also contain a call option, which gives the Company the right to call shares upon employee termination. The call expires at the earliest of nine months from the employment termination date, an initial public offering, or a change in control. The shares called by the Company will be valued at fair value as of the date of the call for any holder voluntarily terminated other than on account of good reason or retirement, or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

Redeemable Stock

During the fourth quarter of 2013, 1.86% of the outstanding shares of GH were purchased from GHG Lubricants by certain members of management. In July 2015, the Company conducted an exchange offer which allowed shareholders of GH to exchange their shares for a like number of shares in Houghton, with the same terms and conditions as the GH share agreement. As of June 30, 2019 and December 31, 2018, these shares represented 1.28% of the total outstanding shares of Houghton. As the Company is in an accumulated deficit position, changes in fair value of the management shares are recognized in Additional paid-in capital at each period end.

Advertising Expense

Advertising costs are expensed in the period incurred. Advertising expense is recorded within Selling, general and administrative expense. Advertising costs for the three and six months ended June 30, 2019 were $466 and $1,089, and for the three and six months ended June 30, 2018 were $489 and $958.

Research, Development and Engineering Expense

Research, development and engineering costs are expensed as incurred. Research and development costs for the three and six months ended June 30, 2019 were $5,614 and $11,064, and for the three and six months ended June 30, 2018 were $5,802 and $11,409. These costs are included in Selling, general and administrative expense.

Going Concern

As of June 30, 2019, the Company's third-party debt, net of deferred discount and issuance costs of $3,681, totaled $700,511, of which $501,250 is classified as current with a maturity date of December 2019, at which time the current portion is due. Cash and cash equivalents of $41,827, as of June 30, 2019, and expected 2019 cash flows, are not sufficient to fund the repayment of the current portion of the debt. The Company's debt agreements contain various covenants, which a failure to comply with, including not making a payment when required, could cause the Company to be at risk of default which would have a material impact on the Company’s operations. Under the terms of its purchase agreement with Quaker Chemical Corporation (“Quaker”), see Note 2, the Company is not permitted to change the current debt structure without the agreement of Quaker.

On August 1, 2019, the Company completed its combination with Quaker Chemical Corporation (“Quaker”), whereby Quaker acquired all of the issued and outstanding shares of Houghton from Gulf Houghton Lubricants, Ltd. in accordance with the share purchase agreement dated April 4, 2017. In conjunction with the acquisition, and pursuant to the terms of the Company’s debt agreements, funds from the transaction were used to repay all amounts outstanding under the Company’s third-party debt agreements, alleviating substantial doubt about the Company’s ability to continue as a going concern.

Recent Accounting Standards

The leasing guidance, Leases, (ASU 2016-02, ASU 2018-01, ASU 2018-10, ASU 2018-11, ASU 2018-20) will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The guidance is effective for the Company for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently evaluating this guidance and has not determined the impact it may have on the Company’s condensed consolidated financial statements nor decided upon the method of adoption.

Global Houghton Ltd.

The revenue guidance, Revenue from Contracts with Customers, (ASU 2014-09, ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20 and ASU 2017-10) is effective for the Company for annual periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. The guidance can be adopted by the Company using either a full retrospective or modified retrospective approach, with early adoption prohibited. The Company will adopt the modified retrospective approach and does not expect a material impact to the Company’s condensed consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill and eliminate the Step 2 from the goodwill impairment test. Under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently evaluating ASU 2017-04 and will assess the impact on future goodwill impairment tests.

In February 2017, the FASB issued ASU 2017-05, Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). This guidance clarifies the scope an application of ASC 610-20, which was issued with the new revenue recognition standard, on the sale or transfer of nonfinancial assets to noncustomers. This guidance applies to nonfinancial assets, including real estate, ship and intellectual property. The new guidance is effective for the Company upon the adoption of the new revenue standard, which is for annual periods beginning after December 15, 2018. The Company is currently evaluating ASU 2017-05 and has not determined the impact it may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The guidance also modifies certain disclosure requirements for nonpublic entities to make them less burdensome. The guidance is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those years. Entities are permitted to early adopt the entire standard or only the provisions that eliminate or modify the requirements. The Company is currently evaluating ASU 2018-13 and has not determined the impact it may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits – General (Subtopic 715-20, Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefits Plans, which eliminates requirements for certain disclosure that are no longer considered cost beneficial and requires new ones that the FASB considers more pertinent for employers that sponsor defined benefit pension and/or other postretirement benefit plans. The guidance is effective for public companies for fiscal years ending after December 15, 2020. Early adoption is permitted. The Company is currently evaluating ASU 2018-14 and has not determined the impact it may have on its condensed consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810), Targeted Improvements to Related Party Guidance for Variable Interest Entities, which created a new private company accounting alternative that replaces the previous alternative. The new guidance requires an entity to consider indirect interests held through related parties under common control on a proportionate basis to evaluate decision-making fees. This guidance is effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those years. Early adoption is permitted. All entities are required to apply the guidance retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The Company does not expect this guidance to have a material impact on its condensed consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808), Clarifying the Interaction between Topic 808 and Topic 606, which amended ASC 808 and ASC 606 to clarify that transactions in a collaborative arrangements should be accounted for under ASC 606 when the counterparty is a customer for a distinct good or service. This guidance is effective for public companies for fiscal years beginning after December 15, 2019, and interim periods in those years. Entities are required to apply the amendments retrospectively to the date they initially applied ASC 606, and they may elect to do so either for all contracts or only for contracts that are not at the date they initially applied ASC 606. The Company does not expect this guidance to have a material impact to its condensed consolidated financial statements.

Global Houghton Ltd.

2.	Business Acquisitions and Divestitures

Quaker Chemical Corporation’s Proposed Acquisition of Houghton

On April 4, 2017, Quaker executed a definitive agreement for the purchase of Houghton.  Under the terms of the agreement, Houghton shareholders will receive $172,500 of cash and a 24.5% ownership in the combined company, representing approximately 4,300,000 of newly issued Quaker shares.  In addition, the Company’s debt will be repaid in conjunction with the transaction closing.

On August 1, 2019, the Company completed its combination with Quaker Chemical Corporation (“Quaker”), whereby Quaker acquired all of the issued and outstanding shares of Houghton from Gulf Houghton Lubricants, Ltd. in accordance with the share purchase agreement dated April 4, 2017. The final purchase consideration was comprised of: (i) approximately $170,800 in cash; and (ii) the issuance of approximately 4,300,000 shares of common stock of Quaker with par value of $1.00, comprising 24.5% of the common stock of Quaker at closing.

The Company received regulatory approvals from the European Commission (“EC”) during the second quarter of 2019 and the U.S. Federal Trade Commissions (“FTC”) in July 2019. The approvals from the FTC and the EC required the concurrent divestiture of certain steel and aluminum product lines of Houghton, which were sold on August 1, 2019 for approximately $37,000 in cash. The final remedy agreed with the EC and the FTC was consistent with the Company’s previous expectation that the total divested product lines would be approximately 3% of the combined company’s revenue.

3.	Stock-based Compensation

Stock Option Plan

Stock options have been provided under two plans. The GH Plan was in effect from October 16, 2013 through June 26, 2015, when the Company conducted an exchange offer which allowed holders of GH stock options and SARS to exchange their options for a like number of share options in Houghton. In conjunction with the exchange, the Board of Directors approved the Houghton Plan.

In 2015, the Company demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six-month waiting period for recipients of stock-based awards. This intent triggered a modification to liability accounting for stock-based compensation, which requires the outstanding options and SARS to be measured at fair value as of the grant date and re-measured at fair value at the end of each reporting period. Compensation expense associated with service awards is recognized over the requisite service period, while performance based options are recognized over the performance period based upon achievement of targets.

The following table provides stock-based compensation expense for the three and six months ended:

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
Stock-based compensation expense	$52	$52	$75	$784
Deferred tax benefit	$(11)	$(10)	$(16)	$(160)

As of June 30, 2019, there was approximately $138 of expected future pre-tax stock-based compensation expense related to non-vested service stock options outstanding, which is expected to be recognized over the remaining period of 0.86 years. Performance options and SARS were fully vested as of June 30, 2019. These expected future expenses were calculated assuming no change in fair value. Given that the stock options are deemed a liability instrument, a change in fair value will result in a corresponding change to future pre-tax stock-based compensation expense.

Global Houghton Ltd.

4.	Other Expenses

Other Operating (Income) Expense

Other operating income was $203 for the three months ended June 30, 2019. This related to a $218 release of a severance accrual for a former Finance Manager based on a legal settlement offset by other corporate activities.

Other operating income was $187 for the six months ended June 30, 2019. This related to a $218 release of a severance accrual for a former Finance Manager based on a legal settlement offset by other corporate activities.

Other operating expenses were $168 for the three months ended June 30, 2018. This primarily consisted of $139 related to strategic headcount reductions with the remainder related to other corporate activities.

Other operating expenses were $288 for the six months ended June 30, 2018. This primarily consisted of $235 related to strategic headcount reductions with the remainder related to other corporate activities.

Other (Expense) Income, net

Other expense was $1,176 for the three months ended June 30, 2019. This primarily consisted of $1,342 in foreign currency transaction losses offset by $127 of pension income and other corporate activities.

Other income was $258 for the six months ended June 30, 2019. This primarily consisted of $52 in foreign currency transaction losses, $16 in machinery and vehicle retirement, and $228 of pension income, offset by $94 in Board of Director fees.

Other income was $5 for the three months ended June 30, 2018. This primarily consisted $472 of pension income, offset by $356 in foreign currency transaction losses.

Other expense was $123 for the six months ended June 30, 2018. This primarily consisted of $875 in foreign currency transaction losses and $100 of Board of Director fees, offset by $924 of pension income.

5.	Restructuring

Restructuring expenses are related to corporate activities that are planned and controlled by management and materially change the scope of the applicable business or the manner in which the business is conducted.

The following table summarizes restructuring charges:

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
Facility closing costs	3	-	6	10
Total	$3	$-	$6	$10

6.	Income Taxes

The Company’s effective income tax rate for the three months ended June 30, 2019 was 415.6%, compared to (204.5)% for the three months ended June 30, 2018. The Company’s effective tax rate was primarily driven by the tax limitations on interest expense enacted as part of the U.S. tax reform law, tax on foreign earnings net of foreign tax credits, and the mix of income among tax jurisdictions.  The change in the effective income tax rate for three months ended June 30, 2019, compared to three months ended June 30, 2018, was primarily due to the mix of income among tax jurisdictions and losses incurred during the three months ended June 30, 2019.  The effective income tax rate is impacted by the decreased income (loss) which acts to magnify the impact of income tax expense adjustments.

The Company’s effective income tax rate for the six months ended June 30, 2019 was 276.0%, compared to 38.2% for the six months ended June 30, 2018. The change in the effective income tax rate for six months ended June 30, 2019, compared to six months ended June 30, 2018, was primarily due to the mix of income among tax jurisdictions, changes to the interest expense limitation enacted as part of the U.S. tax reform, and losses incurred during the six months ended June 30, 2019.  The effective income tax rate is impacted by the decreased income (loss) which acts to magnify the impact of income tax expense adjustments.

Global Houghton Ltd.

7.	Accounts Receivable, net

Accounts receivable at June 30, 2019 and December 31, 2018 were $163,732 and $157,997, respectively, which were offset by an allowance for doubtful accounts of $4,271 and $4,284, respectively.

Total expense related to the reserve for doubtful accounts for the three and six months ended June 30, 2019 were $50 and $112, respectively. Expense related to the reserve for doubtful accounts for the three and six months ended June 30, 2018 was $238 and $630, respectively.

8.	Inventories

The Company’s total inventory consists of the following:

	June 30,	December 31,
	2019	2018
Raw materials	$35,096	$34,359
Work in process	288	292
Finished goods	52,906	52,786
Total	$88,290	$87,437

9.	Prepaid Expense and Other Assets

The Company’s prepaid expense and other current assets consisted of the following:

	June 30,	December 31,
	2019	2018
Prepaid expense	$4,276	$4,183
Total refundable taxes	8,300	3,787
Marketable securities	10,674	11,577
Current deposits	1,061	939
Other current assets	2,600	3,568
Total	$26,911	$24,054

10.	Property, Plant and Equipment

Property, plant and equipment are comprised of the following:

	June 30,	December 31,
	2019	2018
Land and buildings	$50,475	$49,813
Machinery and equipment	84,984	81,582
Construction in progress	4,371	4,967
	$139,830	$136,362
Less: Accumulated depreciation	(65,707)	(60,538)
Total	$74,123	$75,824

Depreciation expense, including depreciation on assets under capital leases, are as follows:

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
Depreciation Expense	$2,649	$2,822	$5,283	$5,583

Global Houghton Ltd.

11.	Goodwill, Intangible Assets and Other Long-lived assets

Goodwill

The changes in the carrying amount of Goodwill are as follows:

Balance as of December 31, 2018	$260,583

Currency translation adjustments	302

Balance as of June 30, 2019	$260,885

Intangible Assets

Intangible assets are comprised of the following:

	Gross Carrying Amount		Accumulated Amortization
	June 30,	December 31,	June 30,	December 31,
	2019	2018	2019	2018
Customer relationships	$488,801	$488,004	$(239,716)	$(220,489)
Technological know-how	57,906	57,906	(24,859)	(22,818)
Trade name (Houghton)	21,115	21,115	-	-
Trade name (Products)	1,530	1,530	(587)	(552)
Non-Compete Covenants	510	510	(306)	(255)
Total	$569,862	$569,065	$(265,468)	$(244,114)

Amortization expense was $10,585 and $21,116 for the three and six months ended June 30, 2019 and $10,957 and $22,197 for the three and six months ended June 30, 2018, respectively. Amortization expense is recorded within Selling, general and administrative expense within the Company’s Consolidated Statements of Operations.

As of June 30, 2019, expected amortization expense for each of the next five years and thereafter is as follows:

2019 (remainder)	20,523
2020	41,639
2021	41,639
2022	41,639
2023	41,639
Thereafter	96,200
Total	$283,279

12.	Other Current Liabilities

Other current liabilities consist of the following:

	June 30,	December 31,
	2019	2018
Other accrued expense	$5,715	$6,169
Non-employee commissions	870	908
Accrued environmental costs	1,859	1,813
Accrued professional fees	4,560	4,374
Deferred revenue	1,458	1,010
Other accrued taxes	6,692	7,764
Accrued restructuring and other costs	1,133	1,489
Accrued income taxes	-	2,668
Other	767	484
	$23,054	$26,679

Global Houghton Ltd.

13.	Financing Activities

Credit Arrangements and Short-term Debt

Short-term debt consists of borrowings under unsecured bank lines of credit and discounting facilities. The bank lines of credit were not collateralized and the discounting facilities were collateralized by the underlying accounts receivable. The total available under these facilities are as follows:

	June 30,	December 31,
	2019	2018
Capacity	$18,570	$18,586
Outstanding borrowed	8,431	10,904
Unused capacity	$10,139	$7,682

Weighted-average interest rate	4.79%	4.79%

Long-Term Debt Facilities

Long-term debt is comprised of the following:

	June 30,	December 31,
	2019	2018
2012 Senior Credit Facilities
First Lien U.S. Term Loans	$425,425	$427,700
First Lien Dutch Term Loans	78,767	87,271
Second Lien U.S. Term Loans	200,000	200,000
Revolving Facilities	-	-
	704,192	714,971
Less: Debt discounts	(960)	(1,414)
Less: Debt issuance costs	(2,721)	(4,494)
2012 Senior Credit Facilities, net	700,511	709,063
Less: Current portion of long-term debt	(501,250)	(510,540)
Total long-term debt	$199,261	$198,523

Senior Credit Facilities

On December 20, 2012, in connection with the GH Transaction, the Company entered into credit facilities (“2012 Senior Credit Facilities”) which included the first and second lien facilities. The first lien consisted of $455,000 in U.S. dollar denominated Term Loans (“First Lien U.S. Term Loan”), €100,000 in euro-denominated Term Loans (“First Lien Dutch Term Loan”), and dollar and multicurrency revolving facilities with a net capacity of $50,000 (“Revolving Credit Facility). The second lien facility consisted of $200,000 in U.S. Term Loans (“Second Lien U.S. Term Loan”).

Borrowings under the 2012 Senior Credit Facilities provide for a selection of interest rates, at the option of the Company, based upon the prevailing LIBOR or prime rate, plus applicable margin, subject to a 1.25% floor. In addition to paying interest on outstanding principal under the First Lien U.S. Term Loans, Dutch Term Loan, and Second Lien U.S. Term Loan, the Company pays a commitment fee to the lenders under the 2012 Revolving Credit Facility in respect of unutilized commitments. Commitment fees paid to the lender were $45 and $92 for the three and six months ended June 30, 2019, respectively, and $34 and $79 for the three and six months ended June 30, 2018, respectively. The line of credit is subject to normal terms related to default and change of control.

Subject to voluntary prepayments, the Company is required to pay 0.25% of the funded initial principal balances on the First Lien U.S. Term Loans and Dutch Term Loans quarterly through the maturity date, at which time the remaining aggregate principal balance is due. The revolving credit facility matures in September 2019. The First Lien U.S. Term Loan and First Lien Dutch Term Loan mature in December 2019. The Second Lien U.S. Term Loan matures in December 2020.

The net proceeds from the 2012 Senior Credit Facilities were used to repay the 2011 Senior Credit Facility, with the balance of the borrowings used to fund the GH Transaction. In conjunction with obtaining the 2012 Senior Credit Facilities, the Company capitalized debt issuance costs of $22,557 in the period ended December 31, 2012. The Company also capitalized $10,111 of debt discount, in the period ended December 31, 2012, related to the 2012 Senior Credit Facilities.

During May 2013, the Company amended the 2012 Senior Credit Facilities, which resulted in a reduction in the interest rates applicable to the First Lien U.S. and Dutch Term Loans of 1.25% and Revolving Credit Facility of 0.25%. Also, the LIBOR floor following the amendment was 1.00% in the case of the First Lien U.S. Term Loan and the First Lien Dutch Term Loan and 1.25% in the case of the Second Lien U.S. Term Loan. The Company paid fees of $6,672 in connection with this amendment. The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. Accordingly, amendment fees of $5,834 were capitalized and third party fees of $838 were expensed as Interest expense. Capitalized fees will be amortized through the debt maturity in 2019.

Global Houghton Ltd.

During July 2015, the Company amended its 2012 Senior Credit Facilities primarily to make guarantor, covenant and other verbiage changes. In conjunction with the amendment, the Company incurred a 0.25% increase in the interest rate margin on its First Lien and Second Lien Term Loans.  The Company also incurred approximately $1,921 in amendment fees paid at closing to the lenders and approximately $1,149 in attorney, arrangement and accounting fees. The other terms and conditions of the credit facilities, discussed herein, were unchanged.  The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments.  Therefore the amendment fees of $1,921 were capitalized as additional debt issuance costs with all other fees being expensed as Interest expense.  Capitalized fees will be amortized through the debt maturity in 2019.

In March 2017, the Company amended its 2012 Revolving Credit Facilities to extend the maturity date from December 2017 to September 2019. The extended facility was reduced to a total capacity of $41,000, which took effect in December 2017. No other changes were made to the terms of the agreement. In connection with this amendment, the Company paid fees of $182. The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. The Company considered the limited changes presented by the amendment and reviewed the old and new lenders on a creditor by creditor basis and determined that the amendment was a modification.  Accordingly, amendment fees of $182 were capitalized as debt issuance costs. Capitalized fees will be amortized through the debt maturity in 2019.

The Company is required to make mandatory repayments on the first and second lien loans based upon a 1% loan amortization rate. Additional payments are required if net proceeds from asset sales exceed $5,000 individually or $10,000 cumulatively per annum. Further additional payments are required per annum based on an excess cash flow calculation that adjusts net income for working capital and other items, 50% of the calculated amount must be used to make a payment on the debt. Mandatory repayments may be deferred due to voluntary prepayments. Covenants include requirements for quarterly reporting to the lenders regarding compliance based upon interest and leverage ratios, reporting of environmental matters exceeding $15,000, limitation on dividend amounts, certain limitations on additional indebtedness, and restrictions on asset sales in excess of $35,000.

The Company has unused capacity under the Revolving Credit Facility of $36,969, net of bank letters of credit of $4,031 as of June 30, 2019 and December 31, 2018, respectively.

The interest rates on the 2012 Senior Credit Facilities, as amended, were as follows:

	June 30,	December 31,
	2019	2018
First Lien U.S. Term Loan	5.69%	5.59%
Revolving Credit Facility	6.32%	6.32%
First Lien Dutch Term Loan	4.75%	4.75%
Second Lien U.S. Term Loan	10.94%	10.84%

The 2012 Senior Credit Facilities permitted HII Holding Corporation to make up to $25,000 in dividends or distributions to its shareholders. As of June 30, 2019, HII Holding Corporation had paid $25,000 in dividends to its shareholders. Beyond this $25,000, the 2012 Senior Credit Facilities prevent HII Holding Corporation from paying any dividends or making any distributions except to the extent of HII Holding Corporation’s excess cash flow (as defined per the agreement) that is not required by the terms of the 2012 Senior Credit Facilities to be applied to the mandatory prepayment of outstanding first lien term loans under the 2012 Senior Credit Facilities and only if at such time HII Holding Corporation satisfies a first lien leverage ratio test on a pro forma basis after giving effect to such dividend or distribution.

As of June 30, 2019 and December 31, 2018, the Company was in compliance with its financial covenants. The Company also pledged as collateral to its lenders substantially all U.S. assets, specific Non-U.S. assets and stock of certain subsidiaries.

Global Houghton Ltd.

14.	Employee Benefit Plans

The Company has defined benefit pension plans (“Pension Plans”) covering certain U.S. salaried and hourly employees ("U.S. Plans") as well as certain employees in the United Kingdom, France and Germany ("Non-U.S. Plans"). The U.S. Plans provide benefits based on an employee's years of service and compensation received for the highest five consecutive years of earnings. The Company made the decision to freeze benefits for non-union employees as of March 31, 2009 for the U.S. Plans. The Non-U.S. Plans provide benefits based on a formula of years of service and a percentage of compensation which varies among the Non-U.S. Plans. The Company made the decision to freeze its United Kingdom Non-U.S. plan benefits as of May 1, 2013.  The Company's funding policy is consistent with funding requirements of applicable government laws and regulations.

The components of net pension expense are as follows:

	U.S. Plans
	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
Net pension income (expense):
Expected return on net assets	$792	$899	$1,585	$1,797
Service cost-benefits earned during period	(11)	(15)	(22)	(30)
Interest cost on projected benefit obligation	(795)	(745)	(1,590)	(1,490)
Amortization of Prior Service Cost	(2)	(2)	(4)	(5)
	$(16)	$137	$(31)	$272

	Non-U.S. Plans
	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
Net pension income (expense):
Expected return on net assets	$849	$912	$1,664	$1,817
Service cost-benefits earned during period	(21)	(24)	(43)	(46)
Interest cost on projected benefit obligation	(570)	(521)	(1,134)	(1,052)
Recognized Actuarial Loss	(147)	(71)	(293)	(144)
	$111	$296	$194	$575

With the adoption of ASU 2017-07, all components of pension expense, not including service costs, are reported in Other (expense) income, net.

The Company made the following contributions to its Pension Plans:

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2019	2018	2019	2018
U.S. Plans	$318	$326	$605	$548
Non-U.S. Plans	$574	$611	$1,161	$1,237

The Company expects to contribute an additional $694 to the U.S. Plan and $1,151 to the Non U.S. Plans in 2019.

Multiemployer Benefit Plans

The Company contributes to a multiemployer defined benefit pension plan under terms of the collective bargaining union contracts. The Company’s contribution rate to the multiemployer pension plan is specified in the collective bargaining union contracts and contributions are made to the plan based on its union employee payroll. While the Company may also have additional liabilities imposed by law as a result of its participation in the multiemployer defined benefit pension plan, there is no liability as of June 30, 2019. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain contingent liabilities upon an employer who is a contributor to a multiemployer pension plan if the employer withdraws from the plan or the plan is terminated or experiences a mass withdrawal.

Global Houghton Ltd.

The Pension Protection Act of 2006 (the PPA) also added special funding and operational rules generally applicable to plan years beginning after 2007 for multiemployer plans that are classified as “endangered”, “seriously endangered” or “critical” status based on a multitude of factors (including, for example, the plan’s funded percentage, cash flow position and whether the plan is projected to experience a minimum funding deficiency).

Plans in the “endangered”, “seriously endangered” or “critical” status classifications must adopt measures to improve their funded status through a funding improvement or rehabilitation plan which may require additional contributions from employers (which may take the form of a surcharge on benefit contributions) and/or modifications to retiree benefits. The plan to which the Company contributes is in “critical” status. The amount of additional funds that the Company may be obligated to contribute to the plan in the future cannot be estimated as such amounts will be likely based on future levels of work that require the specific use of those union employees covered by the plan, and the amount of that future work and the number of affected employees that may be needed cannot reasonably be estimated.

The following table contains a summary of the Company’s participation in multiemployer defined benefit pension plans. The most recent PPA zone status available relates to the plan’s fiscal year-end 2018.

Pension Fund	Employer Identification Number	PPA Zone Status	FIP/RP Status	Contributions for the three months ended June 30, 2019	Contributions for the six months ended June 30, 2019	Expiration Date of Collective Bargaining Contracts
Cleveland Bakers and Teamsters Pension Fund	34-0904419-001	Red	Implemented	$33	$62	05/01/2022

15.	Other Non-Current Liabilities

Other non-current liabilities consists of the following:

	June 30,	December 31,
	2019	2018
Unrecognized tax benefits	$8,578	$8,204
Deferred compensation	2,240	2,562
Stock-based compensation liability	29,722	29,874
Other liabilities	180	180
Total	$40,720	$40,820

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the financial statements. Tax benefits are recognized in the financial statements when it is more-likely-than-not that a tax position will be sustained upon examination. See Note 6, Income Taxes.

16.	Accumulated Other Comprehensive Loss

The cumulative balance of each component of other comprehensive (loss) income and the income tax effects allocated to each component are as follows:

		Defined
	Currency	benefit
	translation	pension
	adjustments	plans	Total
Balance at December 31, 2017	$(89,685)	$(11,213)	$(100,898)
Other comprehensive loss before reclassifications	(18,308)	-	(18,308)
Balance at June 30, 2018	$(107,993)	$(11,213)	$(119,206)
Other comprehensive loss before reclassifications	(5,784)	(3,992)	(9,776)
Related tax amounts	885	538	1,423
Balance at December 31, 2018	$(112,892)	$(14,667)	$(127,559)
Other comprehensive loss before reclassifications	(846)	-	(846)
Balance at June 30, 2019	$(113,738)	$(14,667)	$(128,405)

Global Houghton Ltd.

Reclassifications of pension and other post-retirement actuarial items out of AOCI are included in the computation of net periodic benefit cost.

17.	Related Party Transactions

The Company has related party transactions with sales and purchases to and from certain affiliates. For the three and six months ended June 30, 2019, related party sales were $108 and $294, respectively and related party purchases were $72 and $172, respectively. For the three and six months ended June 30, 2018, related party sales were $343 and $502, respectively and related party purchases were $212 and $307, respectively. At June 30, 2019 and December 31, 2018 amounts payable to affiliated companies for these transactions were $8 and $14, respectively.

The Company also provides management services to certain affiliates, including technical services, blending and packaging, corporate advice and project management. Amounts outstanding and included in accounts receivable at June 30, 2019 and December 31, 2018 were $92 and $168, respectively.

In addition, there are various management service agreements with certain affiliates. Total management fees incurred by the Company relating to these agreements amounted to $0 and $500, respectively, for the three months ended June 30, 2019 and 2018 and $0 and $1,000 for the six months ended June 30, 2019 and 2018. These management fees are included under Selling, general and administrative expenses. Services performed relate to promotional and corporate governance services. At June 30, 2019 and December 31, 2018, there were no affiliate management fees outstanding.

18.	Commitments and Contingencies

The Company participates in certain payments in connection with environmental consent orders related to certain hazardous waste cleanup activities under the U.S. Federal Superfund statute and also has obligations to perform certain cleanup activities related to properties currently or previously owned. The Company has made accruals for these costs as well as costs associated with other environmental issues of which it is aware. The Company continually evaluates its obligations related to such matters and has estimated the range of costs to be between $1,859 and $3,286. As of June 30, 2019 and December 31, 2018, the Company had accrued $1,859 and $1,813, respectively, for these activities. These accruals are included under Other current liabilities. The Company paid $29 and $15 during the three months ended June 30, 2019 and 2018, respectively, and $64 and $129 during the six months ended June 30, 2019 and 2018, respectively, for such activities. The Company continually evaluates its obligations related to such matters and updates estimates as necessary.

Due to the nature of the Company’s activities, it is also, at times, subject to pending and threatened legal actions that arise out of the ordinary course of business. The Company continually evaluates its obligations to such matters. In the opinion of management, based in part upon advice of legal counsel, the disposition of any such matters is not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

Under the GH Holdings, Inc. Severance and Change in Control Plan for Senior Management (“Severance Plan”), certain members of executive management are eligible to receive severance benefits. Under the Severance Plan, certain employees are eligible for severance pay if employment is terminated by the Company for any reason other than cause, death or disability, or upon resignation of the employee for good reason. Eligibility also requires that the termination date not occur at any time during the change in control period. Severance pay provides an eligible employee with an amount equal to twelve months of annual base salary plus a pro rata portion of the employee’s targeted annual bonus. In addition, a continuation of eligibility to participate in the Company’s medical benefits plans. The Severance Plan also provides for change in control severance to certain eligible employees if employment is terminated by the Company during a change in control period or if employment is terminated by the Company for any reason other than cause, death or disability, or by the employee on account of good reason. Change in control severance pay provides each eligible employee with an amount equal to eighteen months of the eligible employee’s base salary plus the employee’s target annual bonus, paid in a lump sum on or after the 30th day that follows the employee’s termination date. The employee is also eligible for continued participation in the Company’s medical benefit plans for eighteen months immediately following termination. The estimated cost of the change in control severance of $5,193 does not represent an accounting liability of the Company as of June 30, 2019 due to the severance being contingent upon future events, including completion of potential transactions and termination of employment, and therefore is not reflected in the Company’s Statement of Operations, Cash Flows or Financial Position.

Global Houghton Ltd.

The Company will incur certain liabilities upon the finalization of its purchase by Quaker. The Company will owe $8,000 to RBC Capital Markets, LLC (“RBC”) for investment banking services provided to the Company during the transaction. If the purchase is not completed, then RBC will receive a termination fee equal to 10% of the break-up fee or any other termination fee received by the Company, payable in cash when such fee is received by the Company. Similarly, a success fee is owed to Mayer Brown LLP, once the transaction is complete, for attorney services provided to the Company during the transaction. The success fee will equal 10% of either actual time incurred or the maximum aggregate fee payable in light of negotiated fee caps, whichever is lower. If the purchase is not completed, and the Company receives a termination fee or cost reimbursement, Mayer Brown, LLP will receive payment in full for all actual time incurred, without discount. As of June 30, 2019 and December 31, 2018, the Company had accrued $1,525 and $1,327, respectively, for transaction-related legal costs.

The Company approved incentive awards of $8,496 from a cash pool, which includes awards for multiple milestones and are contingent upon multiple future events, including future service and completion of potential transactions. Due to the contingencies, the pool does not represent an accounting liability of the Company as of June 30, 2019 and, therefore, is not reflected in the Company’s Statement of Operations, Cash Flows or Financial Position.

The Company had letters of credit outstanding of $4,031 as of June 30, 2019 and December 31, 2018, respectively, which guarantee funding of certain activities, some of which are still under negotiation with regulators. These letters of credit reduce the capacity under the 2012 Revolving Credit Facility (see Note 13).

Local laws and regulations in certain countries require that the Company obtain letters of credit or bank guarantees in connection with certain legal proceedings and general business purposes. These letters of credit or bank guarantee do not represent accounting liabilities of the Company and; therefore, are not reflected in the Company's Statement of Operations, Cash Flows or Balance Sheets. The amount of these letters of bank guarantee was $2,624 and $2,554 as of June 30, 2019 and December 31, 2018, respectively.

19.	Subsequent Events

The Company’s management has evaluated all activity of the Company through August 29, 2019 and concluded that there were no subsequent events required to be reflected in the Company’s condensed consolidated financial statements or notes as required by standards for accounting disclosure of subsequent events.